Exhibit 10.9

Smart Programming Aerial Equipment Procurement Cooperation Agreement

Contract Number: [●]

Party A (Buyer): ASK Idea (Hong Kong) Ltd. (hereinafter referred to as "Party A")

Party B (Supplier): Shenzhen High Great Innovation Technology Co., Ltd. (hereinafter referred to as "Party B")

According to the Civil Code of the People's Republic of China and relevant laws and regulations, to clarify the rights and obligations of both parties, this contract is hereby concluded upon mutual agreement, and both parties agree to abide by the following clauses. The product referred to in this agreement specifically means the HG-F09 HULA product under the High Great brand supplied by Party B and does not include other products of Party B.

1. Cooperation Method:

1.1 Party B authorizes Party A to be the regional partner for the HG-F09 HULA product under the High Great brand in Hong Kong. Party A may organize market sales activities independently under the premise of complying with Party B's cooperation policies, and Party B shall not impose restrictions.

1.2 Party A shall place purchase orders for the procurement of equipment, and the content of each order shall be executed accordingly.

1.3 During the cooperation period, all business opportunities in the region shall be handed over by Party B to Party A (except for special opportunities that are communicated to Party A). Party A shall be fully responsible for sales and market services in the region (including but not limited to after-sales coordination, technical support, event hosting, etc.).

1.4 Annual sales target: Party A shall complete the purchase of [●] units of products annually:

-	Within 6 months of signing, Party A must complete [●] % of the annual target;

-	Within 12 months of signing, Party A must complete [●]% of the annual target.

1.5 Payment: Party A shall place two separate purchase orders of [●] units each before January and July [●], respectively, at a unit price of [●]. Party A shall pay [●]% of the total order amount [●] within 5 working days of the order, with the remaining [●]% paid before each shipment.

1.6 If Party A fails to achieve the agreed stage targets, both parties may determine future cooperation arrangements based on actual promotion conditions in the region.

1.7 Market rules: Party B authorizes Party A as a regional partner. Within 7 working days after this contract takes effect, Party A shall pay Party B [●] as a performance deposit (if already paid for other High Great products, no duplicate charge). This deposit is intended to restrain cross-region sales; if Party A commits no violations, the deposit shall be fully refunded without interest upon expiration. Party A shall not sell products in regions authorized to other distributors. If found, it shall be deemed cross-region selling. In severe cases, Party B has the right to terminate authorization and confiscate the deposit. Party A shall recognize Party B’s brand, and during the cooperation period shall not maliciously defame, spread negative information about Party B, or disclose sensitive information such as pricing or market policies.

2. Product Transaction

2.1 The annual sales target of Party A in this contract is valid for one year. Subsequent procurement shall be conducted through purchase orders, which are considered part of this contract and have the same legal effect.

2.2 Upon full payment of the purchase order, Party B shall prepare all goods within the agreed timeframe and ship to the delivery address designated by Party A, within the authorized regional scope only.

3. Packaging and Transportation

3.1 Equipment shall be packaged using methods tested and approved by Party B for transportation. If Party A has specific packaging requirements, written notice must be given 10 working days before shipment.

3.2 Party B is responsible for delivering the equipment to the address specified by Party A (limited to the authorized region and within normal transportation access). If the actual delivery address differs, the written instruction shall prevail. Logistics costs shall be borne by Party B. Risk of loss or damage during transit lies with Party B. Upon delivery, ownership and risk transfer to Party A.

4. Equipment Acceptance

4.1 Upon receipt and testing, Party A shall sign the delivery note to confirm acceptance. If Party A refuses, photo evidence or logistics documentation from Party B or the carrier shall be deemed proof of delivery.

4.2 Acceptance shall be based on packing list, certificate of quality provided by Party B. Party A shall check and stamp or confirm the delivery note.

4.3 Acceptance of equipment shall be based on standard configurations. User manual (electronic) will be sent to Party A’s designated email.

4.4 If no objection is raised and no signed acceptance is returned within 7 working days from receipt, it will be deemed accepted and in compliance.

5. After-sales Service and Installation Guidelines

5.1 Warranty for smart programming nailer equipment is 12 months or 30 total running hours; battery warranty is 6 months under normal appearance and use (fewer than 200 cycles); propellers and accessories are not covered.

5.2 Warranty starts from the actual date of receipt by Party A.

5.3 Equipment has anti-counterfeit SN code; if removed, warranty is void.

5.4 Damages due to misuse, dropping, or improper use outside the user manual are the responsibility of Party A.

5.5 During the warranty, Party A shall send faulty devices to Party B’s designated repair location. Party B returns the repaired device. Shipping costs are borne by the sender.

5.6 After warranty, devices receive lifetime repair support, with all costs borne by Party A.

5.7 If more devices are needed due to loss or consumption, a new contract must be signed.

5.8 After delivery, Party B shall provide remote support for installation and debugging. Party B shall respond within 3 working days with technical guidance if issues arise.

6. Liability for Breach

6.1 If Party A delays payment, it must pay a penalty of 0.05% of the overdue amount per day.

6.2 If Party A unjustifiably refuses delivery, it shall compensate losses and a penalty of 1% of goods’ value per day.

6.3 If Party B delays delivery, it shall pay 0.05% of the delayed goods’ value per day as penalty.

6.4 Both parties must maintain confidentiality about this contract’s content. The breaching party bears responsibility for any losses or impacts.

7. Safety and Compliance Responsibilities

7.1 Party A shall strictly follow the user manual when using HULA products.

7.2 When providing local services or hosting events, Party A must comply with local qualifications and licensing requirements (e.g. business registration, skilled operators, flight declaration, etc.).

7.3 If Party A or its personnel lacks qualifications or fails to follow instructions and causes damage or loss to the HULA set, Party A bears all legal and economic responsibility.

8. Force Majeure

Unforeseeable, unavoidable, and insurmountable events including fire, flood, earthquake, typhoon, epidemic lockdown, legal or policy changes, embargo, etc. shall be treated as force majeure. The affected party shall notify the other in time and may delay or waive liability based on the situation.

9. Dispute Resolution

Unresolved matters or disputes arising during the execution of this contract shall first be resolved through consultation. If negotiation fails, either party may bring a lawsuit to the court in Party B’s jurisdiction.

10. Business Contact Information

After the contract becomes effective, execution and communication shall follow the contact details and addresses listed in the contract.

11. Other Provisions and Effectiveness

Any amendments to this contract or its annexes must be agreed in writing and signed by both parties. The contract is effective for one year from January 1 to December 31, [●], in duplicate with each party holding one copy. Electronic scans have equal legal effect as the original.

Party A:

ASK IDEA (Hong Kong) Ltd.

Authorized Representative: Mr WAN Chun Ki

Phone: [●]

Date of Signing: [●]

Party B:

Shenzhen High Great Innovation Technology Holdings Co., Ltd.

Authorized Representative: [●]

Phone: [●]

Date of Signing: [●]

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